Exhibit 99.1
           Yum! Brands Inc. Reports Third-Quarter Earnings Per Share,
            EPS, of $0.61, an Increase of 12% Prior to Special Items

    LOUISVILLE, Ky.--(BUSINESS WIRE)--xx--Yum! Brands Inc. (NYSE:
YUM):

    -- Raises full-year 2004 EPS guidance $0.02 to $2.35 prior to special items, an increase of 14%, and reported EPS to $2.38.

    -- Reports Period 10 estimated international system sales increased 13% in U.S. dollar terms or 8% prior to U.S. dollar conversion.

    -- Reports Period 10 (September) estimated U.S. blended same-store sales at company restaurants increased 3% (Taco Bell, +4%; Pizza Hut, +6%; KFC, (1)%).

    Yum! Brands Inc. today reported results for the third quarter ended September 4, 2004.
    The following are key points relative to the current third-quarter and year-over-year performance:

    -- International operating profit grew 25% or 21% prior to foreign currency conversion.

    -- International system restaurants in operation at quarter's end increased by 5%, the 17th consecutive quarter of at least 5%, year-over-year growth.

    -- System restaurants in operation at quarter's end grew 27% in China, 7% in the U.K., 6% in international franchise-only businesses.

    -- International restaurant margin increased 1.1 percentage points.

    --  U.S. multibrand restaurants in operation expanded by 23%.

    --  System same-store-sales grew 4% in the U.S.

    -- U.S. restaurant margin declined 0.7 percentage points due to significantly higher commodity costs.

    --  The company's first dividend of $0.10 per share was paid
        August 6, 2004.


                   Consolidated Financial Highlights
----------------------------------------------------------------------
                         Third Quarter             Year To Date
                   ---------------------------------------------------
                     2004    2003  % Change    2004    2003  % Change
                   ------- ------- --------- ------- ------- ---------
System Restaurants 30,943  30,598        +1  30,943  30,598        +1
Worldwide System
 Same-Store-Sales
 Growth                +5%  Even         NM      +3%    (1)%       NM
Revenues (million) $2,179  $1,989       +10  $6,226  $5,727        +9
EPS prior to
 Special Items      $0.61   $0.54       +12   $1.63   $1.41       +15
Special Items EPS   $0.00  $(0.01)       NM   $0.03  $(0.09)       NM
Reported EPS        $0.61   $0.53       +14   $1.66   $1.32       +25
----------------------------------------------------------------------

    David C. Novak, Chairman and CEO, said: "I am pleased to report we are raising our full-year 2004 EPS estimate to $2.35, or 14% growth prior to special items. The underlying strength of our China and international businesses coupled with continued strong same-store-sales growth at Taco Bell and Pizza Hut is allowing us, once again, to exceed our annual target of at least 10% growth in EPS. We are especially pleased to achieve these results as we make major G&A investments to support future growth opportunities and at the same time offset significant inflation in U.S. commodities. Once again, this demonstrates the power of our global portfolio of businesses.
    "Looking ahead to 2005, we are confident of continuing to deliver our stated goal of at least 10% growth in EPS. This reflects our confidence that we will again open at least 1,000 new international restaurants and grow U.S. same-store sales at our target rate of 1% to 2%.
    "Shareholders should expect us to continue to build value by executing the unique growth opportunities that make us anything but an ordinary restaurant company: profitable international expansion, steady improvement in operations, and multibranding category-leading brands."



INTERNATIONAL BUSINESS
----------------------
----------------------------------------------------------------------
                        Third Quarter                Year to Date
(million,                         % Change                    % Change
 except unit                 -------------               -------------
 counts and                  Reported Excl               Reported Excl
 percentages) 2004     2003            F/x  2004   2003            F/x
             ------- ------- -------- ---- ------ ------ -------- ----
Financial
 Measures
Revenues       $810    $652     +24   +21  $2,211 $1,810      +22  +17
Operating
 Profit        $143    $114     +25   +21    $382   $297      +28  +22
Operating
 Metrics
Est. System-
 Sales Growth                   +16   +12                     +16   +9
System
 Restaurants 12,448  11,845      +5    NM  12,448 11,845      +5    NM
------------ ------  ------- -------- ---- ------ ------ -------- ----


    In the third quarter and year to date, continued profitable expansion of our international brands -- KFC and Pizza Hut -- drove international revenue, system-sales and operating-profit growth.
    Third-quarter international system sales grew by 12% prior to foreign currency conversion, exceeding the company's ongoing target for growth with same-store-sales growth the most significant contributing factor. An additional contributor to this strong performance was the company's 5% growth in overall system restaurants. Our two most profitable markets, China and the U.K., increased system sales in local currency terms by 35% and 9% respectively. System restaurants in operation increased 27% in China and 7% in the U.K. The company's international franchise-only businesses, a high-return growth segment representing 35% of international system restaurants, had 13% growth in system sales prior to currency conversion and 6% growth of system restaurants in operation.
    Restaurant margin as a percentage of sales increased 1.1 percentage points and 0.7 percentage points for the third quarter and year to date respectively. This increase was primarily driven by leverage from same-store-sales growth in company markets.
    Overall, foreign currency conversion added $5 million to international operating profit for the third quarter and $20 million year to date.



UNITED STATES BUSINESS
----------------------
----------------------------------------------------------------------
                         Third Quarter             Year to Date
(million, except
 unit counts
and percentages)     2004    2003  % Change    2004    2003  % Change
                   ------- ------- --------- ------- ------- ---------
Financial Measures
Revenues           $1,369  $1,337        +2  $4,015  $3,917        +3
Operating Profit     $196    $204        (5)   $567    $571        (1)
Operating Metrics
Est. System-Sales
 Growth                +4%   Even        NM      +4%     +4%       NM
System Restaurants 18,495  18,753        (1) 18,495  18,753        (1)
----------------------------------------------------------------------


    In the third quarter and for the year to date, the primary drivers of U.S. revenue growth were higher systemwide same-store-sales growth and continued development of new, higher-volume restaurants that, on average, more than offset reduced revenues associated with the closure of lower-volume restaurants.
    Opening new restaurants with higher volumes than those restaurants that were closed contributed one percentage point of revenue growth in the third quarter and year to date. U.S. system restaurants in operation declined by 1% due primarily to closures of certain Pizza Hut dine-in restaurants and lower-volume A&W single-brand mall-location restaurants. The U.S. restaurant portfolio continues to be upgraded with new restaurants that, on average, are higher volume.
    For the third quarter and year to date, U.S. restaurant margin declined by 0.7 and 0.2 percentage points respectively. This decline is a result of much higher commodity costs (primarily meats and cheese), which were partially offset by same-store-sales growth. This was the primary factor in the operating profit decline for the third quarter and equated to approximately 2 percentage points adverse impact on restaurant margin.
    The company expects continued above-average inflation rates for key commodities in the U.S. for the fourth quarter. This is reflected in the company's outlook for the fourth quarter.



WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------
----------------------------------------------------------------------
System New-Restaurant Openings            Third Quarter  Year to Date
                                          -------------- -------------
Worldwide                                           292           829
Key Markets
 United States                                       76           248
 International Franchise-Only Businesses             89           227
 China                                               66           182
 U.K.                                                19            41
 Australia/New Zealand                               13            35
 Japan                                               11            33
 Pizza Hut South Korea                                7            18
 Mexico                                               4            16
----------------------------------------------------------------------


    System new-restaurant openings for the third quarter and year to date were primarily driven by growth in new international KFC and Pizza Hut restaurants. Franchise and joint-venture partners opened 72% of systemwide new international restaurants year to date.
    In key markets with a company operations presence, restaurant counts versus a year ago increased 27% in China, 7% in the U.K., 6% in Mexico and 8% for Pizza Hut South Korea. For international franchise-only businesses, year-over-year restaurant growth was 6%. Specifically, Asia increased 8%; southern Africa, 6%; the Middle East, 5%; and Caribbean/Latin America, 4%.
    In the U.S. market, the majority of new-restaurant openings were the KFC and Pizza Hut brands. Over 65% of year-to-date, new-restaurant openings were franchised.
    This discussion and the preceding table exclude changes in license-unit locations, which are expected to have no material impact on the company's overall profit performance in 2004. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.



MULTIBRAND EXPANSION
--------------------
----------------------------------------------------------------------
Multibrand Restaurants in Operation                Third Quarter
                                              2004   2003  Incr/(Decr)
                                             ------ ------ -----------
U.S. Systemwide                              2,484  2,018      +23%
  % U.S. System Restaurants                     13%    11%   +2 ppts.
----------------------------------------------------------------------


    In the third quarter, 129 multibrand restaurants were added in the U.S., bringing the year-to-date total of U.S. multibrand additions to
383. Year to date, the multibrand focus has been on expanded company testing of Pizza Hut and WingStreet, a brand recently created by Yum! Brands, and expansion of the Long John Silver's brand in combination with A&W, Taco Bell or KFC in one restaurant location. Excluding the company-only expanded testing of Pizza Hut and WingStreet multibrand combinations, franchisees opened over 60% of multibrand additions year to date.
    In the U.S., the company's principal multibrand focus will combine Long John Silver's with A&W or Taco Bell, operating two brands in one restaurant location. In addition, Pizza Hut has expanded the testing of multibrand combinations in delivery/carry-out restaurants with WingStreet.



FRANCHISE GROWTH AND FEES
-------------------------
----------------------------------------------------------------------
                                           Third Quarter Year to Date
                                           ------------- -------------
Franchise Net New-Restaurant Growth              +1%           +1%
Total Franchise Fees ($ million)               $244          $698
   Growth Vs. 2003                               +9%           +9%
----------------------------------------------------------------------


    For the third quarter, favorable foreign currency conversion added 2 percentage points of franchise-fee growth. Excluding this factor, franchise fees increased 7%. Third-quarter and year-to-date growth was primarily driven by worldwide franchise same-store-sales growth and international franchise new-restaurant development.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Worldwide general and administrative (G&A) expenses increased $38 million, or 18%, in the third quarter. The year-over-year comparison was impacted by the company operating restaurants in Canada that were previously owned by our Canada joint venture. This was approximately $3 million. Factors contributing to the increase include costs associated with investments in strategic initiatives in China and other international growth markets. Additional costs include increased compensation-related expenses such as higher pension costs, increased surplus facility costs, and the unfavorable impact from foreign currency conversion. These were also key factors in the year-to-date increase in worldwide general and administrative expenses.

    CASH FLOW

    Year to date, the company generated $791 million in net cash provided by operating activities. Capital spending, including the acquisition of franchise restaurants, was $421 million. Additional cash of $173 million was generated from employee stock-option proceeds, proceeds from sales of property, plant and equipment, and refranchising restaurants.

    FOURTH-QUARTER 2004 OUTLOOK

    The company currently estimates that it will achieve EPS of $0.72 prior to special items in the fourth quarter. Including all factors, U.S. restaurant margin is expected to decrease by approximately 0.5 percentage points versus last year's fourth quarter. Inflation in U.S. commodity costs (meats and cheese) is expected to drive a margin decline of approximately 1.5 percentage points.

    FULL-YEAR OUTLOOK

    The company expects earnings per share to grow at least 10% each year with the continued execution of its three key strategies: (1) profitable international expansion, (2) steady improvement in operations and (3) multibranding category-leading brands.
    Based on year-to-date results and information currently available, the company expects full-year EPS of at least $2.35 prior to special items. As always, the company will continue to update shareholders each four-week period on current sales trends worldwide and provide an update to full-year EPS expectations if there are any material changes.
    Projected factors contributing to the company's original annual 2004 EPS guidance were published in the company's release dated December 4, 2003, and updates were published with its first-quarter release dated April 21, 2004, and second-quarter release dated July 13, 2004. Based on current information, the company believes that those factors remain reasonable, and are updated by the following full-year factors:

    -- General and administrative expenses will increase at least $95 million or 10% versus 2003. Excluding the impact of foreign currency conversion and change in ownership of our Canadian business, G&A expenses will increase approximately $75 million or 8% versus last year.

    -- Reported worldwide system-sales growth of +7% to +8%; at least +8% in local currency for international.

    -- U.S. blended same-store-sales growth is expected to be in a range of +3% to +4%.

    -- U.S. operating profit approximately flat versus prior year primarily due to much higher inflation in commodities.

    -- International revenue growth of +18% to +20%; worldwide +7% to +8%.

    --  International reported operating profit growth of at least
        +20%.

    -- International restaurant margin expected to be slightly favorable versus prior year.

    -- Average shares outstanding to be in the range of 304 to 305 million.

    For 2004, the company currently expects reported EPS of at least $2.38 including a special-items gain of approximately $0.03 per share.


----------------------------------------------------------------------
                                                 Annual Outlook
                                          ----------------------------
                                          Forecast Actual
                                            2004    2003   Incr/(Decr)
                                          -------- ------- -----------
EPS prior to Special Items                  $2.35   $2.06       +14%
Special Items EPS                           $0.03  $(0.04)       NM
Reported EPS                                $2.38   $2.02       +18%
----------------------------------------------------------------------


    PERIOD 10 SALES

    Period 10 estimated international system sales increased 8% prior to foreign currency conversion or 13% after conversion to U.S.
dollars. Estimated U.S. blended same-store sales at company restaurants increased 3% versus last year for the comparable four-week period ended October 2, 2004.



International System-Sales Growth (Estimated)
---------------------------------------------
----------------------------------------------------------------------

                                                          Prior-Year
                           Reported     Local Currency  Local Currency
                            (U.S.$)          Basis           Basis
                           ---------    --------------  --------------
Period 10                     +13%           +8%             +10%
----------------------------------------------------------------------


U.S. Company Same-Store-Sales Growth (Estimated)
------------------------------------------------
----------------------------------------------------------------------

                                         Period 10 2004 Period 10 2003
                                         -------------- --------------
U.S. BLENDED                                   +3%            +1%
Taco Bell                                      +4%            +3%
Pizza Hut                                      +6%            +1%
KFC                                            (1)%           (1)%
----------------------------------------------------------------------


    CONFERENCE CALL

    Yum! Brands Inc. will host a conference call to review the company's strategies and financial performance at 9:15 a.m. EDT Wednesday, October 6, 2004.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Wednesday, October 6, at noon EDT through Friday, October 29, at 11:59 p.m. EDT. To access the playback, dial 800/642-1687 in the U.S.A. and 706/645-9291 internationally. The playback pass code is 9665689.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "3rd Quarter Earnings Webcast." (Windows Media Player is required, which can be downloaded at no charge from the following URL: http://www.microsoft.com/windows/windowsmedia/players.asp. The process could take several minutes.)

    2004 ANNUAL CONFERENCE FOR INVESTORS & ANALYSTS

    Please note, Tuesday, December 7, Yum! Brands will host the company's Annual Conference for Investors and Analysts from approximately 8:00 a.m. to 1:00 p.m. EST, at The St. Regis Hotel in New York. Online registration is required before 5:00 p.m. EST Friday, December 3. To register, please access the link to the conference online registration at www.yum.com. Click on "Register to Attend" under "Upcoming Analyst/Investor Events."
    If you have questions, call Yum! Brands Investor Relations at 888/298-6986.

    NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

    Note: Sales results for Period 11 (the four-week period ending October 30, 2004) are scheduled to be released November 4, 2004, before market hours.

    Excl F/x, represents the percentage change excluding the impact of foreign currency translation. These amounts are calculated by translating current-year results at prior-year average exchange rates. We believe elimination of the foreign currency translation impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

    Franchise Fees include fees from unconsolidated affiliates (joint ventures) and franchise and license restaurants. Fees include ongoing royalty and license fees, initial fees for new restaurants and contract-renewal fees.

    Franchise Restaurants include unconsolidated affiliates (joint ventures) and franchise restaurants and exclude license restaurants.

    Franchise Net New-Restaurant Growth is the year-over-year total of franchise restaurant openings less franchise restaurant closings divided by the prior year's franchise restaurant total.

    New-Restaurant Openings include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants and exclude license restaurants.

    Special Items include AmeriServe and other charges (credits), Wrench litigation and cumulative effect of accounting change, net of tax. See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.

    System Restaurants include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants but exclude license restaurants.

    System-Sales Growth includes the results of all restaurants regardless of ownership including unconsolidated affiliates, company-owned, franchise and license restaurants. Sales of unconsolidated affiliates (joint ventures), franchise and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Unconsolidated affiliates (joint ventures), franchise and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the franchise fees previously defined are included in the company's revenues.

    System Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including unconsolidated affiliates (joint ventures), company-owned, franchise and license restaurants. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell Restaurants. Long John Silver's and A&W Restaurants are not included.

    U.S. Same-Store Sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S.
same-store sales for Long John Silver's and A&W Restaurants are not included.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; changes in legislation and governmental regulations; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,600 multibrand restaurants. Outside the United States in 2003, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands Inc. from Tricon Global Restaurants Inc. to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. For the past two years, the company has been recognized in Fortune Magazine's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity."



                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)


                       Quarter                 Year to date
                   --------------- % Change  --------------- % Change
                   9/4/04  9/6/03    B/(W)   9/4/04  9/6/03    B/(W)
                   ------- ------- --------- ------- ------- ---------
Total Revenues     $2,179  $1,989     10     $6,226  $5,727      9

Costs and expenses
Company restaurant
 expenses           1,640   1,498     (9)     4,707   4,337     (9)

General and
 administrative
 expenses             250     212    (18)       721     623    (16)
Franchise and
 license expenses       8       7    (19)        16      20     18
Facility actions        3       9     NM         22      24     NM
Other (income)
 expense              (13)    (10)    40        (35)    (24)    48
Wrench litigation       -       7     NM          -      42     NM
AmeriServe and
 other charges
 (credits)              -      (3)    NM        (14)     (1)    NM
                   ------- -------           ------- -------
Total costs and
 expenses, net      1,888   1,720    (10)     5,417   5,021     (8)
                   ------- -------           ------- -------
Operating profit      291     269      8        809     706     14
Interest expense,
 net                   29      39     27         96     123     22
                   ------- -------           ------- -------
Income before
 income taxes and
 cumulative effect
 of accounting
 change               262     230     14        713     583     22
Income tax
 provision             77      66    (16)       208     179    (16)
                   ------- -------           ------- -------
Income before
 cumulative effect
 of accounting
 change               185     164     13        505     404     25
Cumulative effect
 of accounting
 change, net of tax     -       -      -          -      (1)    NM
                   ------- -------           ------- -------
Net income           $185    $164     13       $505    $403     25
                   ======= =======           ======= =======
Basic EPS Data
--------------
 EPS                $0.64   $0.56     14      $1.74   $1.37     26
                   ======= =======           ======= =======
 Average shares
  outstanding         291     294      1        290     293      1
                   ======= =======           ======= =======
Diluted EPS Data
----------------
 EPS                $0.61   $0.53     14      $1.66   $1.32     25
                   ======= =======           ======= =======
 Average shares
  outstanding         305     307      1        305     305      -
                   ======= =======           ======= =======

Dividends declared
 per common share      $-      $-     NM      $0.10      $-     NM
                   ======= =======           ======= =======

See accompanying notes.

Wrench litigation, AmeriServe and other charges (credits) and Cumulative effect of accounting change, net of tax have been summed and referred to as "Special Items" throughout this press release. See accompanying reconciliation of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

                   Quarter                    Year to date
               ---------------  % Change    ---------------  % Change
               9/4/04  9/6/03     B/(W)     9/4/04  9/6/03     B/(W)
               ------- ------- ------------ ------- ------- ----------

Company sales  $1,935  $1,765      10       $5,528  $5,085       9
Franchise and
 license fees     244     224       9          698     642       9
               ------- -------              ------- -------
 Revenues       2,179   1,989      10        6,226   5,727       9
               ------- -------              ------- -------

Company restaurants
 Food and paper   618     544     (14)       1,746   1,568     (11)
 Payroll and
  employee
  benefits        497     473      (5)       1,470   1,396      (5)
 Occupancy and
  other operating
  expenses        525     481      (9)       1,491   1,373      (9)
               ------- -------              ------- -------
                1,640   1,498      (9)       4,707   4,337      (9)
General and
 administrative
 expenses         250     212     (18)         721     623     (16)
Franchise and
 license
 expenses           8       7     (19)          16      20      18
Facility
 actions            3       9      NM           22      24      NM
Other (income)
 expense          (13)    (10)     40          (35)    (24)     48
               ------- -------              ------- -------
                1,888   1,716     (10)       5,431   4,980      (9)
               ------- -------              ------- -------
Operating
 profit before
 special items    291     273       6          795     747       6
Interest
 expense, net      29      39      27           96     123      22
Income tax
 provision         77      67     (14)         203     194      (5)
               ------- -------              ------- -------
Earnings before
 special items   $185    $167      11         $496    $430      15
               ======= =======              ======= =======

Tax rate before
 special items   29.4%   29.0% (0.4) ppts.    29.1%   31.1%  2.0 ppts.
               ======= =======              ======= =======

Diluted EPS
 before special
 items          $0.61   $0.54      12        $1.63   $1.41      15
               ======= =======              ======= =======

Company sales   100.0%  100.0%               100.0%  100.0%
Food and paper   31.9    30.8  (1.1) ppts.    31.6    30.8 (0.8) ppts.
Payroll and
 employee
 benefits        25.7    26.8   1.1 ppts.     26.6    27.5   0.9 ppts.
Occupancy and
 other
 operating
 expenses        27.2    27.3   0.1 ppts.     27.0    27.0       -
               ------- -------              ------- -------
Restaurant
 margin          15.2%   15.1%  0.1 ppts.     14.8%   14.7%  0.1 ppts.
               ======= =======              ======= =======

              Reconciliation of Segment Operating Profit
                     to Reported Operating Profit
----------------------------------------------------------------------
U.S.
 operating
 profit          $196    $204      (5)        $567    $571      (1)
International
 operating
 profit           143     114      25          382     297      28
Unallocated
 and
 corporate
 expense          (48)    (38)    (28)        (140)   (107)    (32)
Unallocated
 other income
 (expense)         (1)     (1)     NM           (4)     (1)     NM
Unallocated
 facility
 actions            1      (6)     NM          (10)    (13)     NM
             --------- -------             -------- -------
Operating
 profit before
 special items    291     273       6          795     747       6
Wrench
 litigation         -      (7)     NM            -     (42)     NM
AmeriServe
 and other
 (charges)
 credits            -       3      NM           14       1      NM
             --------- -------             -------- -------
Reported
 operating
 profit          $291    $269       8         $809    $706      14
             ========= =======             ======== =======

See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                   Quarter                    Year to date
               ---------------  % Change    ---------------  % Change
               9/4/04  9/6/03     B/(W)     9/4/04  9/6/03     B/(W)
               ------- ------- ------------ ------- ------- ----------

Company sales  $1,225  $1,199       2       $3,599  $3,518       2
Franchise and
 license fees     144     138       5          416     399       4
               ------- -------              ------- -------
 Revenues       1,369   1,337       2        4,015   3,917       3
               ------- -------              ------- -------

Company
 restaurants
 Food and paper   371     344      (8)       1,069   1,010      (6)
 Payroll and
  employee
  benefits        366     366       -        1,099   1,093      (1)
 Occupancy and
  other
  operating
  expenses        314     311      (1)         917     905      (1)
               ------- -------              ------- -------
                1,051   1,021      (3)       3,085   3,008      (3)
General and
 administrative
 expenses         115     108      (7)         347     325      (7)
Franchise and
 license
 expenses           7       4      NM           11      10     (15)
Facility
 actions            -       -      NM            5       3      NM
               ------- -------              ------- -------
                1,173   1,133      (4)       3,448   3,346      (3)
               ------- -------              ------- -------
Operating
 profit          $196    $204      (5)        $567    $571      (1)
               ======= =======              ======= =======

Company sales   100.0%  100.0%               100.0%  100.0%
Food and paper   30.3    28.7  (1.6) ppts.    29.7    28.7 (1.0) ppts.
Payroll and
 employee
 benefits        29.9    30.6   0.7 ppts.     30.5    31.1   0.6 ppts.
Occupancy and
 other
 operating
 expenses        25.7    25.9   0.2 ppts.     25.5    25.7   0.2 ppts.
               ------- -------              ------- -------
Restaurant
 margin          14.1%   14.8% (0.7) ppts.    14.3%   14.5%(0.2) ppts.
               ======= =======              ======= =======

See accompanying notes.

                           Yum! Brands, Inc.
                    INTERNATIONAL Operating Results
                         (amounts in millions)

                     Quarter                 Year to date
                 --------------- % Change   --------------- % Change
                 9/4/04  9/6/03    B/(W)    9/4/04  9/6/03    B/(W)
                 ------- ------- ---------- ------- ------- ----------

Company sales      $710    $566     25      $1,929  $1,567     23
Franchise and
 license fees       100      86     16         282     243     16
                 ------- -------            ------- -------
 Revenues           810     652     24       2,211   1,810     22
                 ------- -------            ------- -------

Company
 restaurants
 Food and paper     247     200    (24)        677     558    (22)
 Payroll and
  employee
  benefits          131     107    (23)        371     303    (22)
 Occupancy and
  other operating
  expenses          211     170    (24)        574     468    (23)
                 ------- -------            ------- -------
                    589     477    (23)      1,622   1,329
General and
 administrative
 expenses            87      67    (28)        234     192    (22)
Franchise and
 license expenses     1       2     48           5       9     45
Facility actions      4       3     NM           7       8     NM
Other (income)
 expense            (14)    (11)    28         (39)    (25)    52
                 ------- -------            ------- -------
                    667     538    (24)      1,829   1,513    (21)
                 ------- -------            ------- -------
Operating profit   $143    $114     25        $382    $297     28
                 ======= =======            ======= =======

Company sales     100.0%  100.0%             100.0%  100.0%
Food and paper     34.8    35.2  0.4 ppts.    35.1    35.6  0.5 ppts.
Payroll and
 employee
 benefits          18.5    18.9  0.4 ppts.    19.2    19.3  0.1 ppts.
Occupancy and
 other operating
 expenses          29.7    30.0  0.3 ppts.    29.8    29.9  0.1 ppts.
                 ------- -------            ------- -------
Restaurant margin  17.0%   15.9% 1.1 ppts.    15.9%   15.2% 0.7 ppts.
                 ======= =======            ======= =======

See accompanying notes.

                           YUM! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)

                                                     9/4/04  12/27/03
                                                     ------- ---------
ASSETS
Current Assets
Cash and cash equivalents                              $387      $192
Short-term investments, at cost                          61        15
Accounts and notes receivable, less allowance:
 $18 in 2004 and $25 in 2003                            168       150
Inventories                                              72        67
Assets classified as held for sale                       97        96
Prepaid expenses and other current assets                98        65
Deferred income taxes                                   153       165
Advertising cooperative assets, restricted               70        56
                                                     ------- ---------
 Total Current Assets                                 1,106       806

Property, plant and equipment, net                    3,317     3,280
Goodwill                                                559       521
Intangible assets, net                                  351       357
Investments in unconsolidated affiliates                189       184
Other assets                                            462       472
                                                     ------- ---------
 Total Assets                                        $5,984    $5,620
                                                     ======= =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities       $1,176    $1,157
Income taxes payable                                    147       238
Short-term borrowings                                   375        10
Advertising cooperative liabilities                      70        56
                                                     ------- ---------
 Total Current Liabilities                            1,768     1,461
Long-term debt                                        1,699     2,056
Other liabilities and deferred credits                1,003       983
                                                     ------- ---------
 Total Liabilities                                    4,470     4,500
                                                     ------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares authorized;
 no shares issued                                         -         -
Common stock, no par value, 750 shares authorized;
 292 shares issued in 2004 and 2003, respectively       823       916
Retained earnings                                       890       414
Accumulated other comprehensive income (loss)          (199)     (210)
                                                     ------- ---------
 Total Shareholders' Equity                           1,514     1,120
                                                     ------- ---------
 Total Liabilities and Shareholders' Equity          $5,984    $5,620
                                                     ======= =========

See accompanying notes.

                           YUM! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                        Year to date
                                                       ---------------
                                                       9/4/04  9/6/03
                                                       ------- -------
Cash Flows - Operating Activities
Net income                                               $505    $403
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of accounting change, net of tax        -       1
  Depreciation and amortization                           302     273
  Facility actions                                         22      24
  Wrench litigation                                         -      42
  AmeriServe and other charges (credits)                    -      (3)
  Other liabilities and deferred credits                  (30)    (24)
  Deferred income taxes                                    28       2
  Other non-cash charges and credits, net                  22      30
Changes in operating working capital, excluding effects
 of acquisitions and dispositions:
  Accounts and notes receivable                           (12)      3
  Inventories                                              (5)     (4)
  Prepaid expenses and other current assets               (19)    (17)
  Accounts payable and other current liabilities           27     (19)
  Income taxes payable                                    (49)     58
                                                       ------- -------
  Net change in operating working capital                 (58)     21
                                                       ------- -------
Net Cash Provided by Operating Activities                 791     769
                                                       ------- -------
Cash Flows - Investing Activities
Capital spending                                         (383)   (358)
Proceeds from refranchising of restaurants                 14      11
Acquisition of restaurants from franchisees               (38)    (30)
Short-term investments                                    (46)      3
Sales of property, plant and equipment                     32      29
Other, net                                                 30       9
                                                       ------- -------
Net Cash Used in Investing Activities                    (391)   (336)
                                                       ------- -------
Cash Flows - Financing Activities
Revolving Credit Facility activity
 Three months or less, net                                  -    (153)
Repayments of long-term debt                               (9)    (15)
Short-term borrowings-three months or less, net             -     (50)
Repurchase shares of common stock                        (294)   (121)
Employee stock option proceeds                            127      70
Dividends paid on common shares                           (29)      -
                                                       ------- -------
Net Cash Used in Financing Activities                    (205)   (269)
                                                       ------- -------
Effect of Exchange Rates on Cash and Cash Equivalents       -       4
                                                       ------- -------
Net Increase in Cash and Cash Equivalents                 195     168
Cash and Cash Equivalents - Beginning of Period           192     130
                                                       ------- -------
Cash and Cash Equivalents - End of Period                $387    $298
                                                       ======= =======

See accompanying notes.

        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation, AmeriServe and other charges (credits) and the Cumulative effect of accounting change, net of tax. These amounts are described in (e), (f) and (g) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

                                           Quarter      Year to date
                                       --------------- ---------------
                                       9/4/04  9/6/03  9/4/04  9/6/03
                                       ------- ------- ------- -------
Detail of Special Items
-----------------------
Wrench litigation                          $-     $(7)     $-    $(42)
AmeriServe and other (charges) credits      -       3      14       1
Cumulative effect of accounting change      -       -       -      (2)
                                       ------- ------- ------- -------
Total special items                         -      (4)     14     (43)

Tax on special items                        -       1      (5)     16
                                       ------- ------- ------- -------

Special items, net of tax                  $-     $(3)     $9    $(27)
                                       ======= ======= ======= =======

Average shares outstanding                305     307     305     305
                                       ======= ======= ======= =======

Special items diluted EPS                  $-  $(0.01)  $0.03  $(0.09)
                                       ======= ======= ======= =======

Reconciliation of Earnings Before
 Special Items to Net Income
 ---------------------------
Earnings before special items            $185    $167    $496    $430
Special items, net of tax                   -      (3)      9     (27)
                                       ------- ------- ------- -------
Net income                               $185    $164    $505    $403
                                       ======= ======= ======= =======

Reconciliation of EPS Before Special
 Items to Reported EPS
 ---------------------
Diluted EPS before special items        $0.61   $0.54   $1.63   $1.41
Special items diluted EPS                   -   (0.01)   0.03   (0.09)
                                       ------- ------- ------- -------
Reported diluted EPS                    $0.61   $0.53   $1.66   $1.32
                                       ======= ======= ======= =======

 Notes to the Consolidated Summary of Results, Condensed Consolidated
  Statements of Cash Flows and Condensed Consolidated Balance Sheets
            (amounts in millions, except per share amounts)

(a) Percentages may not recompute due to rounding.

(b) Franchisee sales represents the combined estimated sales of unconsolidated affiliate, franchise and license restaurants. Franchisee sales, which are not included in the Company sales we present on the Condensed Consolidated Statements of Income, generate franchise and license fees (typically at a rate of 4% to 6% of sales) that are included in the Company's revenues.

                      Quarter                 Year to date
                  ---------------- % Change  --------------- % Change
                   9/4/04  9/6/03    B/(W)   9/4/04  9/6/03    B/(W)
                  -------- ------- --------- ------- ------- ---------
United States
 Company sales     $1,225  $1,199     2      $3,599  $3,518     2
 Franchisee sales   2,832   2,697     5       8,145   7,804     4
International
 Company sales       $710    $566    25      $1,929  $1,567    23
 Franchisee sales   1,932   1,702    14       5,559   4,878    14
Worldwide
 Company sales     $1,935  $1,765    10      $5,528  $5,085     9
 Franchisee sales   4,764   4,399     8      13,704  12,682     8

(c) Facility actions included the following:

                                           Quarter      Year to date
                                       --------------- ---------------
                                       9/4/04  9/6/03  9/4/04  9/6/03
                                       ------- ------- ------- -------

Store closure costs                        $2      $-     $(3)    $(2)
Asset impairment charges                    2       3      15      13
Refranchising net losses (gains)           (1)      6      10      13
                                       ------- ------- ------- -------
Facility actions                           $3      $9     $22     $24
                                       ======= ======= ======= =======

    In the previous year's reporting of results for the quarter and year to date ended September 6, 2003, store closure costs and asset impairment charges were included in other (income) expense.

(d) Other (income) expense primarily includes equity income from investments in unconsolidated affiliates.

(e) An insignificant amount of expense was recorded for the quarter and year to date ended September 4, 2004 reflecting interest related to the yet to be paid legal judgment against Taco Bell Corp. on June 4, 2003, in Wrench v. Taco Bell Corp.

(f) An insignificant amount was recorded as AmeriServe and other charges (credits) for the quarter ended September 4, 2004. Income of $14 million was recorded as AmeriServe and other charges (credits) for the year to date ended September 4, 2004. The amount primarily resulted from cash recoveries related to the AmeriServe bankruptcy reorganization process.

(g) Effective December 29, 2002, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses the financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of obligations under certain leases that are within the scope of SFAS 143, the Company recorded a cumulative effect adjustment of $2 million ($1 million after tax) during 2003.

(h) We participate in various advertising cooperatives with our franchisees and licensees. In certain of these cooperatives we possess majority voting rights, and thus control the cooperatives. We have previously reported the related assets and liabilities of those advertising cooperatives we control in accounts and notes receivable, prepaid expenses and other current assets and accounts payable and other current liabilities, as appropriate. We have now summed all assets and liabilities of these advertising cooperatives and reported the amounts as advertising cooperative assets, restricted and advertising cooperative liabilities in the Condensed Consolidated Balance Sheet as of September 4, 2004. We have reclassified those amounts in the Condensed Consolidated Balance Sheet as of December 27, 2003 for comparative purposes.

(i) For the quarter ended September 4, 2004, we purchased an insignificant amount of shares of our Common Stock. For the year to date ended September 4, 2004, we repurchased approximately 8.1 million shares of our Common Stock at an average price of $36.

                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended September 4, 2004

                                                             Total
                               Unconsolidated              Excluding
                       Company   Affiliates   Franchisees Licensees(a)
                       ------- -------------- ----------- ------------

Total U.S.
Beginning of Year       5,094              6      13,566       18,666
New Builds                 78              -         170          248
Acquisitions               58              -         (58)           -
Refranchising &
 Licensing                (17)             -          17            -
Closures & Divestitures  (150)            (6)       (266)        (422)
Other                       -              -           3            3
                       ------- -------------- ----------- ------------
End of Quarter          5,063              -      13,432       18,495
                       ======= ============== =========== ============
% of Total                 27%             -          73%         100%

Total International
Beginning of Year       2,760          1,506       7,905       12,171
New Builds(b)             161             94         326          581
Acquisitions               15              3         (18)           -
Refranchising &
 Licensing                (15)             -          15            -
Closures & Divestitures   (80)           (21)       (190)        (291)
Other                      (2)            (8)         (3)         (13)
                       ------- -------------- ----------- ------------
End of Quarter          2,839          1,574       8,035       12,448
                       ======= ============== =========== ============
% of Total                 23%            13%         64%         100%

Total System
Beginning of Year       7,854          1,512      21,471       30,837
New Builds(b)             239             94         496          829
Acquisitions               73              3         (76)           -
Refranchising &
 Licensing                (32)             -          32            -
Closures & Divestitures  (230)           (27)       (456)        (713)
Other                      (2)            (8)          -          (10)
                       ------- -------------- ----------- ------------
End of Quarter          7,902          1,574      21,467       30,943
                       ======= ============== =========== ============
% of Total                 26%             5%         69%         100%

(a) The total excludes 2,123 U.S. and 209 International licensee units. The U.S. licensee unit count includes 1,155 Pizza Huts, 903 Taco Bells and 65 KFCs. The International licensee unit count includes 99 Pizza Huts, 65 KFCs, 43 Taco Bells, 1 John Silver's and 1 A&W.

(b) The total includes 1 Company new build for an Asian food concept in China.

                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended September 4, 2004

                            United States
----------------------------------------------------------------------

                                                               Total
                                                             Excluding
                                         Company Franchisees Licensees
                                         ------- ----------- ---------
Pizza Hut U.S.
Beginning of Year                         1,776       4,624     6,400
New Builds                                   26          63        89
Acquisitions                                 56         (56)        -
Refranchising & Licensing                    (2)          2         -
Closures & Divestitures                     (44)       (131)     (175)
Other                                         -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,812       4,502     6,314
                                         ======= =========== =========
% of Total                                   29%         71%      100%

KFC U.S.
Beginning of Year                         1,252       4,204     5,456
New Builds                                   24          56        80
Acquisitions                                  1          (1)        -
Refranchising & Licensing                     -           -         -
Closures & Divestitures                     (20)        (63)      (83)
Other                                         -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,257       4,196     5,453
                                         ======= =========== =========
% of Total                                   23%         77%      100%

Taco Bell U.S.
Beginning of Year                         1,284       3,743     5,027
New Builds                                    8          37        45
Acquisitions                                  1          (1)        -
Refranchising & Licensing                    (3)          3         -
Closures & Divestitures                     (14)        (32)      (46)
Other                                         -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,276       3,750     5,026
                                         ======= =========== =========
% of Total                                   25%         75%      100%

Long John Silver's U.S.
Beginning of Year                           701         502     1,203
New Builds                                   20          11        31
Acquisitions                                  -           -         -
Refranchising & Licensing                    (5)          5         -
Closures & Divestitures                     (17)        (21)      (38)
Other                                         -           1         1
                                         ------- ----------- ---------
End of Quarter                              699         498     1,197
                                         ======= =========== =========
% of Total                                   58%         42%      100%

A&W U.S.
Beginning of Year                            81         493       574
New Builds                                    -           3         3
Acquisitions                                  -           -         -
Refranchising & Licensing                    (7)          7         -
Closures & Divestitures                     (55)        (19)      (74)
Other                                         -           2         2
                                         ------- ----------- ---------
End of Quarter                               19         486       505
                                         ======= =========== =========
% of Total                                    4%         96%      100%

                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to date Ended September 4, 2004

                            International
----------------------------------------------------------------------

                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC International
Beginning of Year          1,685            773       4,835     7,293
New Builds                   116             78         172       366
Acquisitions                  11              -         (11)        -
Refranchising & Licensing    (10)             -          10         -
Closures & Divestitures      (42)           (16)       (111)     (169)
Other                          2             (1)        (13)      (12)
                          ------- -------------- ----------- ---------
End of Quarter             1,762            834       4,882     7,478
                          ======= ============== =========== =========
% of Total                    24%            11%         65%      100%

Pizza Hut International
Beginning of Year          1,021            733       2,708     4,462
New Builds                    44             16         135       195
Acquisitions                   4              3          (7)        -
Refranchising & Licensing     (3)             -           3         -
Closures & Divestitures      (36)            (5)        (67)     (108)
Other                          1             (7)          9         3
                          ------- -------------- ----------- ---------
End of Quarter             1,031            740       2,781     4,552
                          ======= ============== =========== =========
% of Total                    23%            16%         61%      100%

Taco Bell International
Beginning of Year             54              -         150       204
New Builds                     -              -           -         -
Acquisitions                   -              -           -         -
Refranchising & Licensing     (2)             -           2         -
Closures & Divestitures       (2)             -          (5)       (7)
Other                         (5)             -           1        (4)
                          ------- -------------- ----------- ---------
End of Quarter                45              -         148       193
                          ======= ============== =========== =========
% of Total                    23%             -          77%      100%

A&W International
Beginning of Year              -              -         182       182
New Builds                     -              -          16        16
Acquisitions                   -              -           -         -
Refranchising & Licensing      -              -           -         -
Closures & Divestitures        -              -          (5)       (5)
Other                          -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -         193       193
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%

Long John Silver's
 International
Beginning of Year              -              -          30        30
New Builds                     -              -           3         3
Acquisitions                   -              -           -         -
Refranchising & Licensing      -              -           -         -
Closures & Divestitures        -              -          (2)       (2)
Other                          -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -          31        31
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%


                           YUM! Brands, Inc.
                 United States Multibrand Restaurants
             For the Year to Date Ended September 4, 2004

                                            United States(a)
                                   -----------------------------------
                                              Multibrand Restaurants
                                                    in Operation
                                                     at 9/4/04
                                              ------------------------
                                     Gross
                                    Additions
                                    Year to
                                      Date
                                     9/4/04   Company Franchise Total
                                   ---------- ------- --------- ------
KFC
 Taco Bell                                12     180       486    666
 Pizza Hut                                 4     100        43    143
 A&W                                      43     126       170    296
 Taco Bell/Pizza Hut 3 n 1                 -      19        24     43
 Long John Silver's                       47      53        50    103
 Wing Works                                -      26         -     26
                                   ---------- ------- --------- ------
                                         106     504       773  1,277
Taco Bell
 Pizza Hut                                 6     314       286    600
 Long John Silver's                       19      47        19     66
 Backyard Burgers                          1       9         -      9
 A&W                                       -       2         -      2
                                   ---------- ------- --------- ------
                                          26     372       305    677
Pizza Hut
 KFC                                       -       -         4      4
 Taco Bell                                 -       -         1      1
 Wing Works                                -       1         -      1
 Pasta Bravo                               -       2         -      2
 WingStreet                              216     274         -    274
                                   ---------- ------- --------- ------
                                         216     277         5    282
Long John Silver's
A&W                                       35     142       106    248
                                   ---------- ------- --------- ------

Total                                    383   1,295     1,189  2,484
                                   ========== ======= ========= ======

Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

(a) Amounts do not reflect 184 International multibrand units in operation at the end of the period. The International multibrand unit count reflects a decrease of 18 units from the 2003 year end multibrand unit count, related to corrections, primarily in Canada.


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http://www.businesswire.com/cgi-bin/mmg.cgi?eid=4733620

    CONTACT: Yum! Brands Inc., Louisville
             Investors/Analysts:
             Tim Jerzyk, VP Investor Relations, 888-298-6986 or
             Media:
             Amy Sherwood, VP Public Relations, 502-874-8200